Exhibit 99.1

        Adept Technology, Inc. Reports Fourth Quarter Results;
       Results Reflect Strong Market Acceptance of New Products

    LIVERMORE, Calif.--(BUSINESS WIRE)--Aug. 11, 2004--Adept Technology, Inc. (OTCBB:ADTK) today announced that its fourth quarter fiscal 2004 net revenues from continuing operations were $14.5 million, an increase of 45% over the comparable period in 2003. During the quarter ended June 30, 2004, the company reported pre-tax income from continuing operations of $557,000 compared with a pre-tax loss from continuing operations of $6.0 million for the same quarter a year ago. In total, Adept reported net income of $568,000, or $0.02 per share, for the three months ended June 30, 2004, versus a net loss of $6.4 million, or $0.42 per share, for the same period a year ago. These results compare favorably with the comparable quarter in 2003 as shown in the table below:


                                            Income (loss)
                                            from Continuing
                 Revenue from                 Operations
                  Continuing      Gross     Before Income   Net Income
  Time Period      Operations     Margin         Taxes        (Loss)
---------------- -------------- ---------- ---------------- ----------
Current quarter:
 Q4-04           $      14,465  $   6,099   $          557  $     569
---------------- -------------- ---------- ---------------- ----------
Prior year's
 quarter: Q4-03  $       9,975  $   2,168   $       (6,046) $ (6, 392)
---------------- -------------- ---------- ---------------- ----------
Change from Q4-
 03 to Q4-04                45%       181%             109%       109%
---------------- -------------- ---------- ---------------- ----------


    Net revenues from continuing operations for the year ended June 30, 2004 were $49.1 million, a 28.4% increase over the $38.2 million reported for the year ended June 30, 2003. The company reported pre-tax losses of $1.7 million from continuing operations and $7.2 million from discontinued operations for the year ended June 30, 2004. In total, Adept's net loss for the year ended June 30, 2004 was $7.3 million, or $0.27 per share, versus a net loss of $29.0 million, or $1.94 per share, for the same period a year ago.


                                         Income (loss)
                                         from Continuing
                 Revenue from              Operations
                  Continuing   Gross     Before Income    Net Income
   Time Period    Operations   Margin         Taxes          (Loss)
---------------- ------------ --------  ---------------- -------------
Fiscal Year 2004 $    49,084  $19,596    $       (1,664) $     (7,325)
---------------- ------------ --------  ---------------- -------------
Fiscal Year 2003 $    38,214  $11,190    $      (26,179) $    (28,972)
---------------- ------------ --------  ---------------- -------------
Change from 2003
 to 2004                  28%      75%               94%           75%
---------------- ------------ --------  ---------------- -------------


    "I am extremely proud of Adept's performance both financially and operationally during this period of transformation of our company," said Rob Bucher, Chairman and Chief Executive Officer of Adept. "We exceeded our estimates of revenue in the fourth quarter, as customers are again turning to Adept as the market leader in high precision production automation components. This increased market share reflects the superior competitive position and investment in a broader range of capabilities within the Cobra robot and V+ motion and vision software product families."
    Bucher went on to say, "Customers are again turning to Adept to improve the performance of their factory automation cells. During the quarter, Adept expanded resources in our worldwide service organization. A major activity is assisting our customers in the redeployment of over 20,000 unit legacy products on new applications or into new factory sites typically in Southeast Asia and China. This balanced mix of Robotic Systems and Service in Q4 contributed to the progress we have made in improving the gross margin of the Company."
    Manufacturing companies are driving faster lead times. Adept's aggressive focus on efficiency, including a revamping of sourcing, selling and delivery processes, allowed Adept to be more responsive to customer commitments and ramp our business, but just as importantly, to maintain good control over expenses and working capital.
    Revenue was driven by orders in automotive and consumer electronics assembly, as well as medical and pharmaceutical applications. Projects in Europe specifying Adept products rebounded, following similar improvements in our USA business in the third quarter.
    We believe Adept is well positioned for continued market share gains and profitable growth through the current industry growth cycle. Adept's focus is to ensure a sustainable business model that can support significant company growth, and is insulated to a reasonable extent from the economic cycles of individual market segments.

    Details of the Quarter

    Statement of Operations Highlights - Three months & year ended
June 30, 2004

    -- Revenue from continuing operations for the fourth quarter of 2004 increased 45% over the comparable quarter in 2003. Revenue from continuing operations for the fiscal year ended June 30, 2004 increased 28.4% over fiscal 2003. The increase in revenue was driven by the strong demand for our advanced line of Cobra robots, growth in demand for upgrading existing installed equipment to the current technology, and a general improvement in the business climate in the industries we serve.

    -- Gross margin from continuing operations was 42.1% in the fourth quarter of 2004 compared to 21.7% in the comparable quarter in 2003. Gross margin from continuing operations was 40% for the year ended June 30, 2004 compared to 29.3% over the comparable period in 2003. The increase in gross margin year-on-year reflects the lower fixed manufacturing expense resulting from elimination of excess facilities and realigning personnel, and the lower cost structure and improved competitive positioning of our advanced line of Cobra robots and smart amp based products.

    -- Research & Development (R&D) expense from continuing operations in the fourth quarter of 2004 decreased 12% from the comparable quarter in 2003. R&D spending from continuing operations for the year ended June 30, 2004 decreased 33% from the comparable period in 2003. This decrease is primarily due to lower headcount, decreased project spending, and decreased facilities expenses resulting from the completion of previously implemented cost-cutting measures.

    -- Selling, General & Administrative (SG&A) expense from continuing operations in the fourth quarter of 2004 decreased 3% from the comparable quarter in 2003. SG&A from continuing operations for the year ended June 30, 2004 decreased 33% from the comparable period in 2003. The decrease is primarily due to lower headcount and decreased facilities expenses resulting from the company's previously implemented cost-cutting measures.

    -- Restructuring expenses for the year ended June 30, 2004 reflect a net reversal of $0.7 million of previously accrued restructuring charges. The $0.7 million consists of $1.1 million in reversals of previously accrued lease termination costs offset by $0.4 million in severance charges primarily attributable to the departure of Adept's co-founders in December 2003. The reversal of previously accrued lease termination costs was the result of an agreement with a former landlord to favorably settle litigation relating to an outstanding lease obligation. Restructuring expenses were $5.3 million for the year ended June 30, 2003. The restructuring charges in 2003 include workforce reduction, lease commitments for idle facilities, and asset write offs.

    -- Benefit from income taxes from continuing operations for the year ended June 30, 2004 of $1.6 million reflects a one-time benefit for the reversal of previously accrued taxes. This reversal reflects management's reassessment of the appropriate level of tax contingency accruals for the company.

    -- During fiscal 2004, Adept adopted a formal plan and completed the disposition of its Solutions business. Accordingly, its Solutions business was accounted for as a discontinued operation and the results of operations of the Solutions business have been removed from Adept's continuing operations for all periods presented. The loss from discontinued operations for the year ended June 30, 2004 of $7.2 million includes a non-cash loss on asset disposal of $6.0 million.

    Balance Sheet Highlights - June 30, 2004

    -- Adept's cash and short-term investment balance at June 30, 2004 was $5.0 million as compared to $3.2 million at June 30, 2003.

    -- Trade accounts receivable days sales outstanding (DSO) for the fourth quarter of 2004 was 90 days, compared to 94 days at June 30, 2003. DSO remains within the company's targeted range.

    -- Inventories at June 30, 2004 were $6.2 million, a decrease of 12.7% from $7.1 million at June 30, 2003.

    Business Trends and Financial Outlook

    -- The company expects its cash and short-term investment balance to be between $5.5 and $6.0 million at September 25, 2004, the end of its first quarter of fiscal 2005.

    -- The company expects revenue from continuing operations for the first quarter of 2005 to be between $12.0 million and $13.5 million due to historical seasonal purchasing patterns, particularly in Europe. At that revenue level, gross margin is expected to be in the mid-40% range. Operating expenses (R&D and SG&A) from continuing operations for the first quarter are expected to remain essentially flat on a sequential basis.

    Analyst Conference Call and Simultaneous Webcast

    Robert Bucher, Chairman and Chief Executive Officer and Robert Strickland, Vice President and Chief Financial Officer will host an investor conference call today, August 11, 2004 at 5:00p.m. Eastern Time to review the company's financials and operations for the fourth quarter of fiscal 2004. The call will include statements regarding the company's anticipated financial performance in the first quarter of fiscal 2005. These statements will be forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarter end results announcement. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.fulldisclosure.com. A telephonic playback of the conference call will also be available for five business days from Wednesday, August 11, 2004 to Wednesday, August 18, 2004. Listeners should call
800.428.6051 and use PIN No. "368293."

    About Adept Technology, Inc.

    Adept Technology designs, manufactures and markets factory automation components for the telecommunications, consumer electronics, semiconductor, automotive, lab automation and pharmaceutical industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, OEM motion controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, and application software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com

    Forward-Looking Statement

    This press release contains certain forward-looking statements including statements regarding cash balances, expenses including restructuring charges, margins, revenue and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers ability to pay invoices in a timely manner, the risk that some of its customers may become insolvent, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the financial and operating risks and regulatory requirements associated with the company's international operations; the company's limited cash resources, continuing operating losses and negative cash flow which could impair the company's operations and revenue generating activities; the risk associated with the effectiveness of the company's restructuring activities; risks associated with our management reorganization; the cyclicality of capital spending of the company's customers, including in the semiconductor industry and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company's products; the risks associated with acquisitions, including integration risks associated with our previous acquisitions; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; decreased acceptance of the company's new or current products in the marketplace; or the company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products.
    For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2003, as amended, and Adept's quarterly report on Form 10-Q for the fiscal quarters ended September 27, 2003, December 27, 2003 and March 27, 2004, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.



                        ADEPT TECHNOLOGY, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
                 (in thousands, except per share data)

                           Three months ended      Fiscal year ended
                        ------------------------ ---------------------
                         June 30,     June 30,    June 30,   June 30,
                           2004         2003        2004      2003
                        ----------- ------------ ----------- ---------
                        (unaudited)  (unaudited) (unaudited)

Net revenues            $   14,465  $     9,975  $   49,084  $ 38,214
Cost of revenues             8,366        7,807      29,488    27,025
                        ----------- ------------ ----------- ---------
Gross margin                 6,099        2,168      19,596    11,189
Operating expenses:
  Research, development
   and engineering           1,867        2,111       7,082    10,622
  Selling, general and
   administrative            3,536        3,638      13,975    20,785
  Restructuring expenses         -        2,168        (697)    5,324
  Amortization of other
   intangibles                 111          195         538       728
                        ----------- ------------ ----------- ---------
Total operating expenses     5,514        8,112      20,898    37,459
                        ----------- ------------ ----------- ---------

Operating income (loss)        586       (5,944)     (1,302)  (26,270)

Interest income
 (expense), net                (28)        (102)       (362)       91
                        ----------- ------------ ----------- ---------
Income (loss) from
 continuing operations
  before income taxes          557       (6,046)     (1,664)  (26,179)
Provision for (Benefit
 from) income taxes           (140)           -      (1,555)       31
                        ----------- ------------ ----------- ---------
Income (loss) from
 continuing operations         698       (6,046)       (109)  (26,210)
Loss from discontinued
 operations, net of tax       (129)        (346)     (7,216)   (2,762)
                        ----------- ------------ ----------- ---------
Net income (loss)       $      569  $    (6,392) $   (7,325) $(28,972)
                        =========== ============ =========== =========

Basic income (loss) per
 share from:
    continuing
     operations         $     0.02  $     (0.40) $    (0.00) $  (1.75)
                        =========== ============ =========== =========
    discontinued
     operations         $    (0.00) $     (0.02) $    (0.27) $  (0.18)
                        =========== ============ =========== =========
  Basic net income
   (loss) per share     $     0.02  $     (0.42) $    (0.27) $  (1.94)
                        =========== ============ =========== =========

Diluted income (loss)
 per share from:
    continuing
     operations         $     0.02  $     (0.40) $    (0.00) $  (1.75)
                        =========== ============ =========== =========
    discontinued
     operations         $    (0.00) $     (0.02) $    (0.27) $  (0.18)
                        =========== ============ =========== =========
  Diluted net income
   (loss) per share     $     0.02  $     (0.42) $    (0.27) $  (1.94)
                        =========== ============ =========== =========

Basic number of shares
 used in computing per
 share amounts from:
    continuing
     operations             29,888       15,304      27,135    14,955
                        =========== ============ =========== =========
    discontinued
     operations             29,888       15,304      27,135    14,955
                        =========== ============ =========== =========

Diluted number of shares
 used in computing per
 share amounts from:
    continuing
     operations             30,346       15,304      27,135    14,955
                        =========== ============ =========== =========
    discontinued
     operations             30,346       15,304      27,135    14,955
                        =========== ============ =========== =========


Note: Amounts for prior periods have been reclassified to conform to present year's presentation


                                               June 30,     June 30,
                                                 2004        2003(a)
                                              ----------- ------------
                                              (unaudited)
ASSETS

Current assets:
 Cash, cash equivalents and short term
  investments                                 $    4,957  $     3,234
 Accounts receivable, less allowance for
  doubtful accounts of $1,269 at June 30, 2004
  and $1,124 at June 30, 2003                     13,385       10,948
 Inventories                                       6,233        7,122
 Prepaid expenses and other current assets           656          717
                                              ----------- ------------

        Total current assets                      25,231       22,021

Property and equipment at cost                     9,372       11,751
Less accumulated depreciation and
 amortization                                      7,924        8,591
                                              ----------- ------------
Net property and equipment                         1,448        3,160

Goodwill                                           3,176        7,671
Other intangibles, net                               423        1,176
Other assets                                       1,293        1,753
                                              ----------- ------------

        Total assets                          $   31,571  $    35,781
                                              =========== ============

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
 AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
 Accounts payable                             $    5,689  $     6,094
 Other accrued liabilities                         5,641        5,624
 Accrued restructuring charges                       191        3,122
                                              ----------- ------------

        Total current liabilities                 11,521       14,840

Commitments and contingencies

Long term liabilities:
 Restructuring charges                                 -          383
 Subordinated convertible note                     3,000        3,000
 Other long term liabilities                       1,422        4,141

Redeemable convertible preferred stock                 -       25,000

Total shareholders' equity (deficit)              15,628      (11,583)
                                              ----------- ------------

        Total liabilities and shareholders'
         equity (deficit)                     $   31,571  $    35,781
                                              =========== ============

(a) Based on audited information included on Form 10-K for fiscal year ended June 30, 2003.



    CONTACT: Adept Technology, Inc.
             Robert Strickland, 925-245-3406 (Investor Relations) investor.relations@adept.com